Exhibit 99.1
SPANISH BROADCASTING SYSTEM, INC. REPORTS
RESULTS FOR THE SECOND QUARTER 2005
- 2Q Net Revenues increase 11% representing fifth consecutive quarter of double-digit growth -
COCONUT GROVE, FLORIDA, August 2, 2005 – Spanish Broadcasting System, Inc. (the “Company” or “SBS”)
(NASDAQ: SBSA) today reported financial results for the three- and six-month periods ended June 30, 2005.
Results and Discussions
For the three-months ended June 30, 2005, Net Revenue totaled $44.6 million compared to $40.3 million for the same prior year period, resulting in growth of 11%. This growth was mostly attributable to our New York and Miami markets, primarily from national and promotional events revenue. In addition, our new start-up station in San Francisco, KRZZ-FM, had net revenue of $1.2 million. Operating Income from Continuing Operations before Depreciation and Amortization, a non-GAAP measure, totaled $15.5 million compared to $15.0 million for the same prior year period, resulting in growth of 3%. The increase was primarily attributed to an increase in Net Revenue, partially offset by increases in Station Operating Expenses and Corporate Expenses. Same Station Operating Income from Continuing Operations before Depreciation and Amortization, a non-GAAP measure, totaled $15.8 million compared to $14.5 million for the same prior year period, resulting in growth of 9%. Please refer to the Non-GAAP Financial Measures section for a reconciliation of GAAP to non-GAAP financial measures.
For the three-months ended June 30, 2005, Income from Continuing Operations before Income Taxes and Discontinued Operations totaled $2.7 million compared to $4.1 million for the same prior year period. The decrease resulted mainly from the Loss on Early Extinguishment of Debt, offset by an increase in Operating Income from Continuing Operations and Other Income, net. Please refer to the New Credit Facilities, Pay-down of Debt and Interest Rate Swap section for more details on the Loss on Early Extinguishment of Debt.
For the six-months ended June 30, 2005, Net Revenue totaled $79.9 million compared to $69.5 million for the same prior year period, resulting in growth of 15%. This growth was mostly attributable to our New York, Los Angeles, and Miami markets primarily from local and barter revenue. In addition, our new start-up station in San Francisco, KRZZ-FM, had net revenues of $1.9 million. Operating Income from Continuing Operations before Depreciation and Amortization, a non-GAAP measure, was $24.0 million compared to $22.7 million for the same prior year period, resulting in growth of 6%. The increase was primarily attributed to an increase in Net Revenue, partially offset by increases in Station Operating Expenses and Corporate Expenses. Same Station Operating Income from Continuing Operations before Depreciation and Amortization, a non-GAAP measure, was $25.4 million compared to $22.3 million for the same prior year period, resulting in growth of 14%. Please refer to the Non-GAAP Financial Measures section for a reconciliation of GAAP to non-GAAP financial measures.
For the six-months ended June 30, 2005, Income from Continuing Operations before Income Taxes and Discontinued Operations was $0.2 million compared to $0.9 million for the same prior year period. The decrease resulted mainly from the Loss on Early Extinguishment of Debt, offset by an increase in Operating Income from Continuing Operations and Other Income, net. Please refer to the New Credit Facilities, Pay-down of Debt and Interest Rate Swap section for more details on the Loss on Early Extinguishment of Debt.
Raúl Alarcón, Jr., Chairman and CEO, commented, “Our second quarter results represent our fifth consecutive quarter of double-digit revenue growth, underscoring the ideal positioning of our top-eight market assets, our strategic

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programming and sales initiatives and the growing importance of Hispanic America in today’s advertising market. Our core markets of New York, Los Angeles and Miami generated revenue increases that were significantly ahead of their in-market averages. Our newest station, KRZZ-FM in San Francisco, continues to outpace expectations, benefiting from valuable cross-promotional initiatives with Viacom and the popularity of our syndicated talent. We are also pleased with initial ratings results from KXOL-FM in Los Angeles, following our re-branding of the station to the wildly popular Reggaeton music genre during the quarter. Finally, our recent agreement to purchase WDLP-TV in Miami, the nation’s second largest Hispanic TV market in terms of revenues, signifies our entry into the lucrative Spanish-language television market. We intend to prudently leverage our top-rated content and relationships in the South Florida market, our home base, to provide a compelling television alternative for our audience and an attractive outlet for advertisers. We remain committed to maximizing the value of our assets and building on our leadership positions across our markets, to the benefit of our shareholders.”
Pending Sale of our Los Angeles Stations
On August 17, 2004, we entered into an asset purchase agreement with Styles Media Group, LLC (“Styles Media Group”), to sell the assets of radio stations KZAB-FM and KZBA-FM, serving the Los Angeles, California market, for a cash purchase price of $120.0 million (the “LA Asset Sale”). In connection with this agreement, Styles Media Group made a non-refundable $6.0 million deposit on the purchase price. On February 18, 2005, Styles Media Group exercised its right under the agreement to extend the closing date until March 31, 2005, by releasing the deposit from escrow to us.
On March 30, 2005, we entered into an amendment to the asset purchase agreement with Styles Media Group. In connection with this amendment, Styles Media Group made an additional $14.0 million non-refundable deposit on the purchase price and we agreed to extend the closing date from March 31, 2005 to the later date of July 31, 2005 or five days following the grant of the FCC Final Order. On July 29, 2005, we entered into a second amendment to the asset purchase agreement with Styles Media Group. In connection with this second amendment, Styles Media Group made an additional $15.0 million non-refundable deposit on the purchase price and we agreed to extend the closing date from July 31, 2005 to the date that is designated by Styles Media Group, but no later than January 31, 2006. In addition, Styles Media Group will make an additional $20.0 million non-refundable deposit on the purchase price two days following the grant of the FCC license renewals. Although we expect the LA Asset Sale to be completed, there can be no assurance that such sale will be completed.
On August 17, 2004, we, through our wholly-owned subsidiary, Spanish Broadcasting System SouthWest, Inc., entered into a time brokerage agreement with Styles Media Group pursuant to which Styles Media Group was permitted to begin broadcasting its programming on radio stations KZAB-FM and KZBA-FM beginning on September 20, 2004. The time brokerage agreement will terminate upon the closing under, or termination of, the LA Asset Sale.
We determined that, since we were not eliminating all significant revenues and expenses generated in this market, the pending LA Asset Sale did not meet the criteria to classify the stations’ operations as discontinued operations. However, we reclassified the stations’ assets as held for sale. On June 30, 2005, we had assets held for sale consisting of $63.0 million of intangible assets and $1.2 million of property and equipment for radio stations KZAB-FM and KZBA-FM.
KZAB-FM and KZBA-FM had net revenues of $0.6 million and $1.5 million and generated station operating income of $0.4 million and $0.8 million for the quarters ended June 30, 2005 and 2004, respectively. KZAB-FM and KZBA-FM had net revenues of $1.1 million and $2.5 million and generated station operating income of $0.8 million and $1.1 million for the six month periods ended June 30, 2005 and 2004, respectively.
We intend to use the net cash proceeds received from the LA Asset Sale to repay certain amounts under the new senior secured credit facilities due 2013. Therefore, we have reclassified the senior secured credit facilities due 2013 balance from long-term debt to current debt. If the proposed LA Asset Sale does not close, we will be unable to use the anticipated proceeds from such sale to reduce our debt.

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New Credit Facilities, Pay-down of Debt and Interest Rate Swap
On June 10, 2005, we entered into new senior secured credit facilities with affiliates of Lehman Brothers, Merrill Lynch, and Wachovia Bank. The new credit facilities provided for an aggregate of $425.0 million in funded term loans (consisting of a $325.0 million first lien credit facility and a $100.0 million second lien credit facility), plus a $25.0 million revolving loan facility.
On June 10, 2005, a portion of the proceeds from the new credit facilities ($123.7 million) was used to repay our $135.0 million senior secured credit facilities due 2009 and accrued interest. Due to this repayment, we incurred a loss on early extinguishment of debt, totaling approximately $3.2 million, related to write-offs of deferred financing costs. The remaining proceeds, together with cash on hand, totaling approximately $357.5 million, were placed in escrow with the trustee to redeem all of our $335.0 million aggregate principal amount of 9 5/8% senior subordinated notes due 2009, including the redemption premium and accrued interest through redemption. On July 12, 2005, the 9 5/8% senior subordinated notes due 2009 were redeemed and we incurred a loss on extinguishment of debt, totaling approximately $29.4 million related to call premiums, the write-offs of discount and deferred financing costs.
On June 29, 2005, we entered into a five year interest rate swap to hedge against the potential impact of increases in interest rates on our first lien credit facility. The interest rate swap fixed our LIBOR interest rate for five years at 4.23%, plus the applicable margin (2.00% as of June 30, 2005). We are accounting for our interest rate swap agreements as a cash flow hedge under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” as amended by SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities”.
Non-GAAP Financial Measures
Included below are tables that reconcile the three- and six-months ended reported results in accordance with Generally Accepted Accounting Principles (GAAP) to Non-GAAP results. The table reconciles Net Revenue to Same Station Net Revenue and reconciles Operating Income from Continuing Operations to Operating Income from Continuing Operations before Depreciation and Amortization and Same Station Operating Income from Continuing Operations before Deprecation and Amortization.
UNAUDITED GAAP REPORTED RESULTS RECONCILED TO NON- GAAP RESULTS

(Amounts in millions)	Quarter Ended June 30,		%
	2005	2004	Change

Net Revenue from Continuing Operations	$44.6	$40.3	11%
less: Non Same Station Net Revenue (1)	1.8	1.8

Same Station Net Revenue (1)	$42.8	$38.5	11%

Operating Income from Continuing Operations	$14.7	$14.2	4%
add back: Depreciation & Amortization	0.8	0.8

Operating Income from Continuing Operations before D & A (2)	$15.5	$15.0	3%
add back: Non Same Station Operating Results (1)	0.3	(0.5)

Same Station Operating Income from Continuing Operations before D & A (1)	$15.8	$14.5	9%

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UNAUDITED GAAP REPORTED RESULTS RECONCILED TO NON- GAAP RESULTS

(Amounts in millions)	Six Months Ended June 30,		%
	2005	2004	Change

Net Revenue from Continuing Operations	$79.9	$69.5	15%
less: Non Same Station Net Revenue (1)	3.1	2.9

Same Station Net Revenue (1)	$76.8	$66.6	15%

Operating Income from Continuing Operations	$22.3	$21.1	6%
add back: Depreciation & Amortization	1.7	1.6

Operating Income from Continuing Operations before D & A (2)	$24.0	$22.7	6%
add back: Non Same Station Operating Results (1)	1.4	(0.4)

Same Station Operating Income from Continuing Operations before D & A (1)	$25.4	$22.3	14%

(1)	Same Station Results reflect stations operated during the same periods on a comparable monthly basis. The following stations were excluded from the three- and six-months ended June 30, 2005 and 2004 results: Los Angeles- KZAB-FM (Time Brokerage Agreement), Chicago- WDEK-FM (Disposed), and San Francisco- KRZZ-FM (Acquired). In addition, they exclude depreciation and amortization and LaMusica.com Internet results.

(2)	Operating Income from Continuing Operations before Depreciation and Amortization replaces Adjusted EBITDA as the metric used by management to assess the performance of our stations and Company. Although it is calculated in the same manner as Adjusted EBITDA, management believes that using the term “Operating Income from Continuing Operations before Depreciation and Amortization” provides a more accurate description of the performance measure.
Operating Income from Continuing Operations before Depreciation and Amortization and Same Station Results are not measures of performance or liquidity determined in accordance with GAAP. However, we believe that these measures are useful in evaluating our performance because they reflect a measure of performance for our radio stations before considering costs and expenses related to our capital structure. In addition, we believe Same Station Results provide a useful measure of performance because they present Operating Income excluding the impact of any acquisitions or dispositions completed during the relevant periods, which allows us to measure only the performance of radio stations we owned and operated during the entire relevant periods. These measures are widely used in the broadcast industry to evaluate a radio company’s operating performance and are used by us for internal budgeting purposes and to evaluate the performance of our radio stations and our consolidated operations. However, these measures should not be considered in isolation or as substitutes for Operating Income from Continuing Operations, Net Income (Loss), Cash Flows from Operating Activities or any other measure used in determining our operating performance or liquidity that is calculated in accordance with GAAP. In addition, because Operating Income from Continuing Operations before Depreciation and Amortization and Same Station Results are not calculated in accordance with GAAP, they are not necessarily comparable to similarly titled measures used by other companies.
Third Quarter 2005 Outlook
To provide greater comparability of our operating performance, our guidance will exclude approximately $1.0 million of start-up expenses for our new television operations in the third quarter 2005. For the quarter ending September 30, 2005, we expect Net Revenue growth to be in the mid single digit range and Operating Income from Continuing Operations before Depreciation and Amortization growth to be flat over the comparable prior year period. Our third quarter capital expenditures are projected to be approximately $2.0 million.
Second Quarter 2005 Conference Call
The Company will host a conference call to discuss its second quarter financial results on Tuesday, August 2, 2005 at 11:00 a.m. Eastern Time. To access the teleconference, please dial 973-582-2785 ten minutes prior to the start time.
If you cannot listen to the teleconference at its scheduled time, there will be a replay available through August 9, 2005, which can be accessed by dialing 877-519-4471 (U.S.) or 973-341-3080 (Int’l), passcode: 6300989. There will also be a live webcast of the teleconference, located on the investor portion of Spanish Broadcasting’s corporate Web site, at

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www.spanishbroadcasting.com/webcasts.shtml. A seven day archived replay of the webcast will also be available at that link.
About Spanish Broadcasting System, Inc.
Spanish Broadcasting System, Inc. is the largest Hispanic-controlled radio broadcasting company in the United States. After giving effect to a pending divestiture, the Company will own and operate 20 radio stations in the top Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico, including the #1 Spanish-language radio station in the United States of America, WSKQ-FM in New York City. The Company also operates LaMusica.com, a bilingual Spanish-English online site providing content related to Latin music, entertainment, news and culture. The Company’s corporate Internet website can be accessed at www.spanishbroadcasting.com.
The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will be proven to have been correct. Important factors beyond the Company’s control, including general economic conditions, consumer spending levels, adverse weather conditions and other factors, could cause actual results to differ materially from the Company’s expectations.
(Financial Table Follows)

Contacts:
Analysts and Investors	Analysts, Investors or Media
Joseph A. García	Chris Plunkett
Executive Vice President, Chief Financial Officer	Brainerd Communicators, Inc.
and Secretary	(212) 986-6667
(305) 441-6901

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Below are selected line items from the Unaudited Condensed Consolidated Statements of Operations and other information as of and for the three- and six-months ended June 30, 2005 and 2004.

	Quarter Ended June 30,		Six Months Ended June 30,
Amounts in thousands (except per share data)	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Net revenue from continuing operations	$44,575	$40,292	$79,914	$69,524
Station operating expenses from continuing operations	25,310	22,238	48,493	40,567
Corporate expenses	3,733	2,999	7,434	6,227
Depreciation and amortization	824	824	1,654	1,646

Operating income from continuing operations	14,708	14,231	22,333	21,084
Interest expense, net	(10,646)	(10,200)	(20,816)	(20,438)
Loss on early extinguishment of debt	(3,154)	—	(3,154)	—
Other (expense) income, net	1,793	80	1,800	255

Income (loss) from continuing operations before income taxes and discontinued operations	$2,701	$4,111	$163	$901

Selected Unaudited Balance Sheet Information and Other Data:

	As of June 30,
Amounts in thousands	2005

Cash and cash equivalents	$80,870

Restricted cash for redemption of 9 5/8% notes	$357,483	(a)

Total assets	$1,319,266

Senior credit facilities term loan due 2012	$324,188
Senior credit facilities term loan due 2013	100,000
9 5/8% senior subordinated notes due 2009, net	327,148	(a)
Other debt	602

Total debt	$751,938

Series B preferred stock	$89,539

(a) The 9 5/8% senior subordinated notes were redeemed on July 12, 2005 (including premium and accrued interest).

	Six Months Ended June 30,
Amounts in thousands	2005	2004

Capital expenditures from continuing operations	$1,987	$1,350

Cash paid for income taxes, net	$1,582	$323